                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                             -----------------------
                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                             ----------------------

                             iBIZ TECHNOLOGY CORP.
           ----------------------------------------------------------
             (Exact name of registrant as specified in its charter)

              Florida                                          86-0933890
-------------------------------------                     ----------------------
  (State or other jurisdiction of                            (I.R.S. Employer
   incorporation or organization)                          Identification No.)

1919 West Lone Cactus Drive, Phoenix, Arizona                          85021
-------------------------------------------------------           --------------
  (Address of principal executive offices)                           (Zip Code)

                     iBIZ TECHNOLOGY CORP. STOCK OPTION PLAN
--------------------------------------------------------------------------------
                              (Full title of plan)

            Robert L. Lane                               COPIES TO:
          LANE & EHRLICH, LTD                   Stephen R. Boatwright, Esq.
  4001 North Third Street, Suite 400             GAMMAGE & BURNHAM, P.L.C.
      Phoenix, Arizona 85012-2065           Two North Central Avenue, Suite 1800
---------------------------------------           Phoenix, Arizona 85004
(Name and address of agent for service)                (602) 256-0566

                        (602) 264-4442
-------------------------------------------------------------
(Telephone number, including area code, of agent for service)

                         CALCULATION OF REGISTRATION FEE

=============================================================================================================
                                                     PROPOSED
                                                      MAXIMUM            PROPOSED MAXIMUM         AMOUNT OF
   TITLE OF SECURITIES       AMOUNT TO BE            OFFERING           AGGREGATE OFFERING       REGISTRATION
    TO BE REGISTERED          REGISTERED         PRICE PER SHARE (1)         PRICE (1)                FEE
=============================================================================================================
Common Stock,
  no par value                  450,000               $1.21                  $544,500               $143.75
=============================================================================================================

(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and (g) of the Securities Act of 1933, as amended (the "Securities Act"); based on the average ($1.21) of the bid ($1.16) and asked ($1.25) price on the NASD OTC Bulletin Board on April 12, 2000.

PART I
                              iBIZ TECHNOLOGY CORP.
                           1919 WEST LONE CACTUS DRIVE
                             PHOENIX, ARIZONA 85021
                                 (623) 492-9200
                                www.ibizcorp.com

                                3,475,000 SHARES

                                  COMMON STOCK

         3,475,000 shares of common stock are being offered by our securityholders. We will not receive any of the proceeds from the sale of common stock by the securityholders. However, we will receive amounts upon exercise of outstanding options.

         We will be responsible for all of the expenses of this offering. However, all securityholders will pay sales or brokerage commissions or discounts with respect to sales of their shares.

         The shares of common stock described in this prospectus are for resale. The securityholders may elect to sell shares of common stock described in this prospectus through brokers at the price prevailing at the time of sale or at negotiated prices. The common stock may also be offered in block trades, private transactions or otherwise at prices to be negotiated.

         Our common stock is traded on the National Association of Securities Dealers, Inc., OTC Bulletin Board under the symbol "iBIZ."

         INVESTING IN THE COMMON STOCK INVOLVES CERTAIN RISKS, SEE "RISK FACTORS" ON PAGE 5.

         NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                 April 14, 2000

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----


PROSPECTUS SUMMARY........................................................    2


RISK FACTORS..............................................................    5


SELLING SECURITYHOLDERS...................................................   12


USE OF PROCEEDS...........................................................   12


PLAN OF DISTRIBUTION......................................................   13


MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS..................   14


INDEMNIFICATION FOR SECURITIES ACT LIABILITIES............................   15


EXPERTS...................................................................   15


LEGAL MATTERS.............................................................   15

                  WHERE YOU CAN FIND MORE INFORMATION ABOUT US

         We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the pubic over the Internet at the SEC's website at http://www.sec.gov.

         We have filed a registration statement with the SEC on Form S-8 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the SEC's rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

         The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update or supersede this information.

         This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

         We incorporate by reference the documents listed below and any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until all of the shares are sold:

         - The description of our common stock contained in our Form 10-SB, filed October 13, 1999, File No. 027619, including the amendments filed on December 1, 1999 and December 15, 1999.

         - Annual Report on Form 10-KSB, filed on January 27, 2000, File No. 027619.

         - Quarterly Report on Form 10-QSB, filed on March 16, 2000, File No. 027619.

         You may request a copy of these filings at no cost. You may call us at
(623) 492-9200 or write to us at 1919 West Lone Cactus Drive, Phoenix, Arizona 85021, Attention: Terry S. Ratliff.

         You can review and copy the registration statement, its exhibits and schedules at the public reference facilities maintained by the SEC as described above. The registration statement, including its exhibits and schedules, are also available on the SEC's website.

                               PROSPECTUS SUMMARY

         THE FOLLOWING IS A SUMMARY OF OUR BUSINESS AND THE OFFERING CONTAINED IN THIS PROSPECTUS. BEFORE EXERCISING YOUR OPTIONS, YOU SHOULD CAREFULLY READ THIS ENTIRE PROSPECTUS, INCLUDING CERTAIN FACTORS LISTED ON PAGES 5 TO 12 UNDER THE HEADING "RISK FACTORS." YOU SHOULD ALSO CAREFULLY READ THE INFORMATION INCORPORATED BY REFERENCE INTO THIS PROSPECTUS.

                                   OUR COMPANY

         OVERVIEW

         Our Company is incorporated in Florida. Our executive offices are located at 1919 West Lone Cactus Drive, Phoenix, Arizona 85021, and our telephone number is (623) 492-9200. Our world wide web address is http://www.ibizcorp.com. Information contained on our website is not part of this prospectus.

         Through our wholly-owned operating subsidiary, INVNSYS Technology Corporation, we design, manufacture and distribute desktop computers, monitors, transactional printers, financial application keyboards, numeric keypads and related products. We also market a line of original equipment manufacturer notebook computers and distribute transactional and color printers.

         We recently expanded our business to include network integration services and digital subscriber line high-speed Internet connection services. We have also recently acquired assets from a company engaged in the business-to-business sale of software and have incorporated software sales into our business.

         Founded in 1979, INVNSYS has evolved from a distributor of bank automation computer systems to a provider of a variety of computer products targeted at both the commercial and personal markets. Throughout its history, INVNSYS has provided innovative products to satisfy its customers' demands.

         PRODUCTS

         Our product groups currently include:

         - Business Application Small Footprint Computers. Designed for limited space environments, we believe our iT-8000 has the smallest base or footprint of any desktop in the personal computer industry.

         - Personal Computers. We offer two small footprint personal computers, the Sahara and the Tomato.

         - Keyboards. We market a range of keyboards and numeric keypads targeted at financial institutions. We recently introduced an innovative keyboard called "KeySync," specifically designed for use with hand-held personal organizers such as 3COM's Palm Pilot.

         - Displays and Monitors. We sell a line of space-saving, zero-emission LCD flat panel displays. We believe our LCD panels take up less than one-tenth of the space needed for an equivalent cathode ray tube monitor and are some of the thinnest available on the market. We also offer a line of traditional monitors.

         - Notebook Computers. We market a complete line of competitively priced, build-to-order notebook computers. Currently, we sell three models, the Roadrunner, the Apache and the Phoenix.

         - Printers and Peripherals. We are an authorized distributor of Epson printers and peripherals and currently offer two transactional printers. We recently began offering Tektronix color printers.

         - Third-Party Hardware, Software, and Related Supplies. In an effort to provide our customers a wider range of products, we recently began reselling third-party hardware, software, and related supplies.

         SERVICES

         We recently began offering the following services:

         - Network Integration Services. We have hired a Chief Technology Officer with significant industry contacts and now have contracts with American Express and Motorola.

         - Digital Subscriber Line Services. In December 1999, we started offering high-speed Internet connection services marketed to commercial customers.

         MARKETING, SALES AND DISTRIBUTION

         We market our products directly to end users through a direct sales force, regional resellers, value-added providers in the banking and point-of-sale markets and Internet commerce sites. We market our full range of products directly to retail customers through our website at www.ibizcorp.com.

         MANUFACTURING

         Our products are engineered and manufactured by various entities in Taiwan or South Korea. Manufacturers build our products to our specifications with non-proprietary components. We engage in final assembly, functional testing and quality control in our Phoenix, Arizona facility.

         SERVICE AND SUPPORT

         We provide our customers with a comprehensive service and support program. Technical support is provided to customers via a toll-free telephone number, as well as through our website.

         Our products have either a one or three year limited warranty covering parts and service. In addition, we offer extended service agreements, which may extend warranty coverage for up to two additional years.

                                  THE OFFERING

Total shares registered in this prospectus.......................      3,475,000

Shares outstanding after the offering............................  32,428,861(1)

OTC Bulletin Board symbol........................................           iBIZ

----------
(1) Assumes the exercise of all of the options, but excludes shares issuable pursuant to convertible securities not registered in this prospectus.


                                  RISK FACTORS

         Investing in the common stock involves certain risks. You should review these "Risk Factors" beginning on page 5.

                              PLAN OF DISTRIBUTION

         Selling securityholders may sell common stock in the over-the-counter market or on any exchange on which our common stock is listed. Shares may also be sold in block transactions or private transactions or otherwise, through brokers or dealers. Brokers or dealers may be paid commissions or receive sales discounts. The selling securityholders must pay their own commissions and absorb the discounts. Brokers or dealers used by the selling securityholders may be deemed to be underwriters under the Securities Act. In addition, the selling securityholders will be underwriters under the Securities Act with respect to the common stock offered.

         This prospectus contains certain forward-looking statements which involve substantial risks and uncertainties. These forward-looking statements can generally be identified because the context of the statement includes words such as "may," "will," "expect," "anticipate," "intend," "estimate," "continue," "believe," or other similar words. Similarly, statements that describe our future plans, objectives and goals are also forward-looking statements. Our factual results, performance or achievements could differ materially from those expressed or implied in these forward-looking statements as a result of certain factors, including those listed in "Risk Factors" and elsewhere in this prospectus.
                                  RISK FACTORS

         INVESTMENT IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CONSIDER THE FOLLOWING DISCUSSION OF RISKS AS WELL AS OTHER INFORMATION IN THIS PROSPECTUS BEFORE EXERCISING OPTIONS. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE NOT THE ONLY ONES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED. IN SUCH CASE, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU MAY LOSE ALL OR PART OF YOUR INVESTMENT.

         EXCEPT FOR HISTORICAL INFORMATION, THE INFORMATION CONTAINED IN THIS PROSPECTUS AND IN OUR SEC REPORTS ARE "FORWARD LOOKING" STATEMENTS ABOUT OUR EXPECTED FUTURE BUSINESS AND PERFORMANCE. OUR ACTUAL OPERATING RESULTS AND FINANCIAL PERFORMANCE MAY PROVE TO BE VERY DIFFERENT FROM WHAT WE MIGHT HAVE PREDICTED AS OF THE DATE OF THIS PROSPECTUS.

         We Have A History Of Losses And Anticipate Future Losses

         For the fiscal year ended October 31, 1999 and during the fiscal quarter ended January 31, 2000, we sustained net losses of approximately $1,053,563 and $710,000, respectively. Future losses may occur. Our success in obtaining additional funding will determine our ability to continue operations and expand our business. We have insufficient cash flow to sustain or grow operations. We cannot assure you that we will be successful in reaching or maintaining profitable operations.

         We Will Require Additional Capital In the Future

         We have spent, and will continue to spend, substantial funds on product research and development and expansion of our sales and marketing efforts. As a result, we will need to raise short-term capital to maintain our ongoing business. We are actively seeking to obtain a significant capital infusion to avoid continuing reliance on short-term capital sources. Between November 1999 and March 2000, we issued convertible debentures in an aggregate amount of $3,200,000. In addition, sales of common stock and exercises of options and warrants have generated approximately $642,000 during 2000. We currently anticipate the proceeds will be sufficient to maintain our ongoing business through January 2001. However, we cannot assure you that unforeseen events will not result in the need for additional capital sooner than we currently anticipate.

         If we do raise additional funds, your stock ownership may be diluted. Further, new securities may have rights, preferences or privileges senior to yours. Additionally, debt financing may include restrictive covenants, such as restrictions on incurring additional debt. If we are unable to raise additional funds when necessary, we may have to reduce planned expenditures, scale back our product developments, sales or other operations, enter into financing arrangements on terms that we would not otherwise accept.

         The Market is Highly Competitive

         The market for our products is intensely competitive. We expect to experience significant and increasing levels of competition. We compete principally in the following areas:

         -        Product Quality and Reliability
         -        Product Performance
         -        Level of Customer Service
         -        Ability to Meet Customer Requirements
         -        Brand Awareness
         -        Price

         In many of our markets, traditional computer hardware manufacturing companies provide the most significant competition. Our competitors include a substantial number of large public companies, including IBM, Compaq Computer Corporation, Dell Computer Corporation, Toshiba, Gateway 2000 and NEC. As a reseller, we compete against well established companies such as Comp USA, Computer Discount Warehouse and Insight Enterprises.

         Most of our competitors are much larger, benefit from greater name recognition and have significantly greater resources than we do. This subjects us to numerous competitive disadvantages. For example, our current revenue levels limit our ability to market and advertise on a national or international level. This in turn makes it more difficult for us to increase brand awareness. We could be forced to reduce prices and suffer reduced margins or market share due to increased competition from manufacturers or distributors of products similar to or competitive with our products.

         We Have Recently Added New Lines of Business

         We recently began offering network integration services and digital subscriber line or DSL high-speed Internet communications services. To aid in the development of these services, we have hired a Chief Technology Officer with significant experience and industry contacts. However, we cannot assure you that we will develop and implement successful marketing strategies for these new services. In addition, as DSL services are an emerging technology, we cannot assure you that this technology will gain market acceptance.

         Our Network Integration and DSL Services Face Intense Competition

         We recently began offering network integration services and DSL high-speed Internet communications services. The market for these products is highly competitive. Our network integration services will compete against a wide range of competitors from large established companies such as IBM and AT&T to smaller private entities. Our DSL services will compete with companies such as U.S. West Communications, COX Communications, Covad Communications and Rhythms NetConnections. Although these companies are more established, we believe their greater resources may increase market awareness and acceptance of DSL services. This, in turn, may make it easier for us to sell DSL services. We cannot assure you, however, that our new DSL services will enable us to expand our customer base and generate greater revenues.

         We Need to Expand our Product Range

         To effectively compete, we need to continue to expand our business and generate greater revenues so that we have the resources to timely develop new products. We must continue to market our products and services through our direct sales force and expand our e-commerce distribution channels. We cannot assure you that we will be able to grow sufficiently to provide the range and quality of products required to compete.

         We Must Keep Pace with Rapid Technological Change to Remain Competitive

         The computer industry is characterized by rapidly changing technology, evolving industry standards, frequent new product introductions and enhancements and changing customer demands. We must develop and introduce new products that keep pace with technological developments. If we fail to introduce progressive new products in a timely and cost-effective manner, our financial performance may be negatively affected.

         Some of Our Products Target Niche Markets

         We sell a line of "small footprint" computers. (The footprint is the amount of desk space a computer requires.) We also recently introduced a "thin client" computer system designed to utilize thinly equipped terminals with limited memory and no local storage capability connected to central servers.

         We believe that the small footprint and thin client computer segments of the industry present business opportunities because they are underdeveloped markets. However, we also believe that the number of competitors offering these products will grow over the next several years. For example, competitors such as Gateway 2000 and NEC have recently introduced computers targeted to consumers requiring less desk space. We compete in the thin client market segment with well established companies such as Wyse Technology. We believe that Wyse may hold over 45% of the world-wide general purpose terminal market. We cannot guarantee you that small footprint products will gain or even sustain current market share or that our thin client products will achieve market acceptance. In addition, our products could be rendered obsolete and unmarketable if our competitors introduce new technology or new industry standards emerge.

         Recent Consolidations May Limit Our Markets

         One of our primary markets is the banking and financial institution industry. Recently, many banking and financial institutions have begun to consolidate. Although the number of potential customers decrease during consolidation, many banking and financial institutions upgrade their computer networks. We cannot assure you that the demand for our products by banking and financial institutions will not decrease as a result of the consolidation.

         Our Products Must Be Compatible With Third-Party Software

         Although we market computer hardware and peripherals, we currently do not develop software. Consequently, we are dependent upon third parties to develop software applications that operate on our hardware platforms. If software providers do not continue to provide software acceptable to our customers, our sales may suffer.

         We cannot guarantee that all available software will be compatible with our products or that we will have the technical personnel necessary to evaluate and fix software compatibility problems that may arise. If we do not have technical personnel available, our sales may decline.

         We Are Dependent On Our Manufacturers And Suppliers

         Our business depends upon obtaining adequate quantities of products from our manufacturers and suppliers. Consequently, our results of operations are dependent, in part, upon our manufacturers' and suppliers' ability to produce reasonably priced products in adequate amounts to meet our demands.

         Currently, our computers and peripherals are engineered and manufactured by various entities in Taiwan and South Korea. Although we have not experienced significant problems with our manufacturers and suppliers in the past, we may experience such problems in the future. We are also subject to risks of fluctuations in our component prices. If prices charged by our vendors increase, our costs of goods sold and net income would be adversely affected.

         Currently, we believe there is a shortage of 12.1" liquid crystal display monitors. To date, we have not experienced difficulty in obtaining these monitors. In addition, we recently entered into an agreement with Harsper Co., Ltd. to act as the exclusive United States distributor for their liquid crystal display monitors. If our business expands and monitor supplies remain low, we may experience difficulty in meeting customer demand.

         We cannot assure you that our positive relationships will continue or that in the event of a termination of a relationship with a manufacturer or supplier, we would be able to obtain alternative sources of manufacturing or components without a material disruption in our ability to provide products to our customers. A material disruption of our ability to supply computers and peripherals to our customers would have a material adverse effect on our sales and results of operations.

         We Must Continue to be Authorized to Incorporate Manufacturer Authorized Products

         We are dependent on our continued authorization to provide manufacturer authorized products, including certain software products. Currently, the Company is authorized by industry-leading software developers, such as Citrix Systems and Microsoft to incorporate their software in our products. Without such authorization, we would be unable to provide the same range of products currently offered. We cannot assure you that manufacturers will continue to authorize use of their software in our computers and peripherals.

         We Recently Began Offering Third-Party Hardware, Software, and Related Supplies

         In January 2000, we began reselling third-party hardware, software, and related supplies in the highly competitive, business-to-business market. Management anticipates a significant portion of revenues will be generated by sales of hardware, software, and related supplies developed by third-parties. Should third-party suppliers decide to sell their products through their own direct sales forces or should competitors develop hardware, software, and related supplies which replace that provided by our suppliers, the revenues generated by these sales could materially decline.

         We Have Few Proprietary Rights

         We attempt to protect our limited proprietary property through copyright, trademark, trade secret, nondisclosure and confidentiality measures. Such protections, however, may not preclude competitors from developing similar technologies.

         Currently, we hold no patents and most of the technology used in the design and manufacturer of our computers and peripherals is known and available to others. Although we are exploring patent protection for one of our keyboard products, we believe that our competitive position is based on the ability to successfully market innovative computers and peripherals rather than on patented technologies.

         Although we believe that our products do not infringe on any third party's intellectual property rights, we cannot be certain that we will not become involved in litigation involving proprietary rights. Intellectual property rights litigation entails substantial legal and other costs. We do not know if we will have the necessary financial resources to defend or prosecute our rights in connection with any litigation.

         There Is A Limited Market For Our Common Stock

         Currently only a limited trading market exists for our common stock. Our common stock trades on the OTC Bulletin Board under the symbol "iBIZ." The Bulletin Board is a limited market and subject to substantial restrictions and limitations in comparison to the NASDAQ system. Any broker/dealer that makes a market in our stock or other person that buys or sells our stock could have a significant influence over its price at any given time. We cannot assure you that the market in our common stock will be sustained. As a result, holders of our common stock may be unable to readily sell the stock they hold or may not be able to sell it at all.

         Our Stock Price has Been Volatile

         The history relating to the prices of newly public companies indicates that there may be significant volatility in the market price of our common stock. More particularly, since trading began in July 1998, the market price of our common stock has fluctuated between a low of $0.56 per share and a high of $3.06 per share, a 545% variance. As a result, holders of our common stock may be subject to wide fluctuations in the value of their investment.

         We Are Dependent on Key Personnel

         Our future success is dependent, in part, upon our six executive officers and other key employees. A loss of one or more of our current officers or key employees could negatively impact our operations. However, we have entered into employment agreements with our executive officers and other key employees. We currently do not carry key-person life insurance policies for our executive officers. We cannot assure you that we will not suffer the loss of key human resources.

         Our Officers and Directors Can Exercise Control Over All Matters Submitted to a Vote of Shareholders

         As of April 5, 2000, our executive officers and directors beneficially owned an aggregate of approximately 54% of our outstanding common stock. These officers, acting together, will be able to effectively control matters requiring approval by our shareholders, including election of members to our board of directors. As a practical matter, current management will continue to control iBIZ for the foreseeable future.

         Management Will Have Broad Discretion To Use Proceeds

         We will not receive the proceeds from the sale of shares by the selling securityholders. However, we will receive funds upon the exercise of options to purchase our common stock. We intend to use the proceeds principally for working capital and general corporate purposes, including marketing and product development. Our management and board of directors have broad discretion with respect to the application of the proceeds.

         Sales of Common Stock Registered in this Offering Could Cause a Decline in Our Stock Price

         If all of the 3,475,000 shares registered in this offering are sold, we will have 32,428,861 shares outstanding after this offering is completed. We have also filed a registration statement to register an additional 7,144,252 shares (which amount includes 4,324,626 currently issuable shares and 2,819,626 shares which may be issuable pursuant to certain anti-dilution provisions of our securities). As of the date of this prospectus 2,170,000 employee options are exercisable. As a result, a total of 6,494,626 shares registered by iBIZ are currently eligible for resale.

         In addition to the shares to be sold under these offerings, we have outstanding 14,712,400 shares of "restricted securities" held by our officers and directors. The remaining 14,241,461 shares held by persons other than our officers and directors are currently, or will be available in the future for sale under Rule 144(k). Under Rule 144(k), restricted securities may be sold by non-affiliates of iBIZ without restrictions on volume limits.

         All shares registered in this offering will be freely tradable. If all of the 2,170,000 shares issuable upon currently exercisable options are issued, and the 4,324,626 shares registered in our other offering (which amount does not include the shares registered pursuant to anti-dilution provisions) it will increase the available free trading shares as of April 5, 2000 by approximately 61%. A significant amount of common stock coming on the market at any given time could result in a decline in the price of such stock or increased volatility.

         We Have Not And Do Not Anticipate Paying Dividends.

         To date, we have not paid dividends to our shareholders and we do not contemplate paying dividends in the future. We anticipate retaining earnings, if any, to finance and develop our business. As a result, the return on your investment will depend upon any appreciation in the market price in the common stock.

                             SELLING SECURITYHOLDERS

         This prospectus covers, in part, 950,000 shares issuable upon exercise of options granted to certain officers and directors. The following table lists the officers and directors, the number of shares of common stock held by each officer or director as of the commencement date of this offering, the number of shares included in the offering and the shares of common stock held by each such officer or director after the offering.

                                                         Shares of                                  Percentage of
                                                          Common                                        Common
                                                           Stock         Ownership     Ownership        Stock
                                                        Included in     Before the     After the     Owned After
                        Name                           Prospectus(1)    Offering(1)   Offering(2)      Offering
                        ----                           -------------    -----------   -----------   -------------
Kenneth Schilling, President, Director                   250,000        11,370,000    11,120,000         38.1%

Terry Ratliff, Vice President, Secretary,                350,000         2,121,200     1,771,200          6.0%
Comptroller, Director

Mark Perkins, Vice President of Operations, Director     350,000         2,121,200     1,771,200          6.0%

(1) Consists of all shares owned by the selling securityholders as of April 14, 2000, plus the shares included in this prospectus.
(2) Assumes the sale of all shares registered in this offering.

         In addition to the shares issuable to these officers and directors, this prospectus covers an aggregate of 2,525,000 shares issuable upon exercise of options granted to other employees.

                                 USE OF PROCEEDS

         iBIZ Technology Corp. ("iBIZ" or the "Company") will be responsible the expenses of this Offering, except for fees of counsel for the selling securityholders (if any) and any discounts or commissions payable with respect to sales of the common stock. The Company will not receive any proceeds from the sale of the common stock by the selling securityholders. iBIZ will, however, receive up to $3,220,000 upon the exercise of the options. iBIZ intends to use the net proceeds from exercise of options primarily for working capital needs and general corporate purposes, including product research and development and sales and marketing expansion. There can be no assurance that any options will be exercised.

                              PLAN OF DISTRIBUTION

         iBIZ is registering the shares on behalf of the selling securityholders. As used herein, "selling securityholders" includes donees and pledgees selling shares received from a named selling securityholder after the date of this prospectus. All costs, expenses and fees in connection with the registration of the shares offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of shares will be borne by the each selling securityholder.

         Sales of shares may be effected by selling securityholders from time to time in one or more types of transactions (which may include block transactions) in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the shares, through short sales of shares, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The selling securityholders have advised iBIZ that they have not entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, nor is there an underwriter or coordinating broker acting in connection with the proposed sale of shares by the selling securityholders.

         The selling securityholders may effect such transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the selling securityholders or the purchasers of shares for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The selling securityholders and any broker-dealers that act in connection with the sale of shares might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the shares sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. iBIZ has agreed to indemnify some of the selling securityholders against certain liabilities, including liabilities arising under the Securities Act. The selling securityholders may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the shares against certain liabilities, including liabilities arising under the Securities Act.

         Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling securityholders will be subject to the prospectus delivery requirements of the Securities Act. iBIZ has informed the selling securityholders that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         Upon the Company being notified by a selling securityholder that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, a supplement to this prospectus will be filed, if required, pursuant to Rule 424(b) under the Securities Act, disclosing (i) the name of each such selling shareholder and of the participating broker-dealer(s); (ii) the number of shares involved; (iii) the price at which such shares were sold; (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable; (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and (vi) other facts material to the transaction. In addition, upon iBIZ being notified by a selling securityholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

            MARKET FOR COMMON EQUITY AND RELATED SHAREHOLDER MATTERS


         The Company's common stock is currently traded on the OTC Bulletin Board. The common stock was initially listed under the symbol "EVCV" on June 3, 1998, and trading began on July 16, 1998. On October 26, 1998, the Company changed its trading symbol to "IBIZ." The following charts indicate the high and low sales price for the Company's common stock for each quarter between September 30, 1998 and December 1999.


                     [1998 - 2000 COMMON STOCK PRICES GRAPH]

                                           STOCK PRICE
                                          HIGH      LOW
                     QUARTER ENDED
                     Sept. 98            $3.06     $2.25
                     Dec. 98             $2.69     $1.88
                     Mar-99              $2.06     $0.94
                     Jun-99              $2.44     $0.56
                     Sep-99              $2.22     $0.94
                     Dec-99              $1.81     $0.94
                     Mar-00              $3.00     $1.00

         As of April 5, 2000, Management believes there to be 149 holders of record of iBIZ's common stock. To date, iBIZ has not paid any dividends on its common stock iBIZ does not currently intend to pay dividends in the future. iBIZ is prohibited from declaring or paying dividends while certain debentures and warrants are outstanding.

                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         iBIZ's Articles of Incorporation, as amended, provide to the fullest extent permitted by Florida law, a director or officer of iBIZ shall not be personally liable to iBIZ or its shareholders for damages for breach of such director's or officer's fiduciary duty. The effect of this provision of iBIZ's Articles of Incorporation, as amended, is to eliminate the right of iBIZ and its shareholders (through shareholders' derivative suits on behalf of iBIZ) to recover damages against a director or officer for breach of the fiduciary duty of care as a director or officer (including breaches resulting from negligent or grossly negligent behavior), except under certain situations defined by statute. iBIZ believes that the indemnification provisions in its Articles of Incorporation, as amended, are necessary to attract and retain qualified persons as directors and officers.

                  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions or otherwise, iBIZ has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                                     EXPERTS

                  The financial statements appearing in iBIZ's annual report on Form 10-KSB for the one year period ended October 31, 1999, and in its quarterly report on Form 10-QSB for the three month period ended January 31, 2000, have been incorporated herein and in the registration statement in reliance upon the report of Moffitt & Company, P.C., independent public accountants upon the authority of such firm as experts in accounting and auditing.

                  No dealer, salesman or other person has been authorized to give any information or make any representation, other than those contained in this prospectus, in connection with the offering hereby, and if given or made, such information and representations must not be relied upon as having been authorized by iBIZ or the selling securityholders. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities to any person in any State or jurisdiction in which such offer or solicitation is unlawful. Neither the delivery of this prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company or the facts herein set forth since the date hereof.

                                  LEGAL MATTERS

                  Certain legal matters with respect to the validity of the common stock offered will be passed upon by iBIZ's legal counsel, Gammage & Burnham, P.L.C., Phoenix, Arizona.

PART II.  INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

iBIZ Technology Corp. hereby files this Form S-8 to register an additional 450,000 shares of common stock, $0.001 par value. The contents of the Form S-8, File No. 333-95475, filed with the Securities and Exchange Commission on January 27, 2000, are hereby incorporated by reference.

Item 8.    Exhibits

           Exhibit No.   Description
           -----------   -----------

           5.03(1)       Opinion of Gammage & Burnham P.L.C.

           10.05(2)      iBIZ Technology Corp.
                         Stock Option Plan

           10.06(2)      Form of  Stock Option

           23.03         The consent of Gammage & Burnham P.L.C. is contained in
                         Exhibit 5.03.

           23.03(3)      Consent of Moffitt & Company, P.C.

           24(3)         Power of Attorney

1.     Filed herewith.

2. Incorporated by reference from iBIZ's Form 10-SB, File No. 027619, filed with the SEC on October 13, 1999.

3. Incorporated by reference from iBIZ's Form S-8, File No. 027619, filed with the SEC on January 27, 2000.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all requirements for filing on Form S-8 and has duly caused this S-8 Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

                                IBIZ TECHNOLOGY CORP., INC.



                                By:  /s/Terry Ratliff
                                     ------------------------------------------
                                     Terry Ratliff
                                     Vice President, Secretary, Controller, and
                                       Director

Dated:        April 14, 2000